Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Amendment No. 6 to the registration statement on Form S-11 (File No. 333-290369) and related Prospectus, of our report dated April 13, 2026, with respect to the financial statements of JOSS Realty REIT, Inc. (the “Company”) as of December 31, 2025, and for the period from April 15, 2025 (date of inception) to December 31, 2025. Our audit report includes an explanatory paragraph relating to the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts.”

/s/ CohnReznick LLP

New York, New York

April 13, 2026